Exhibit 99.2

Cindy L. Konich

Senior Vice President,

Chief Financial Officer

June 1, 2009

Re:	FHLBI Capital Plan Amendment

Dear Shareholder:

On March 13, 2009, the FHLBI Board of Directors adopted a proposed amendment to the Bank’s capital plan (“Plan”). The Plan amendment, to be effective June 30, 2009, will provide greater flexibility with regard to the timing of the declaration and payment of dividends on the Bank’s Class B Capital Stock. Prior to this amendment, the Board generally declared a dividend as of the tenth business day of the month following the end of each calendar quarter, and payment was generally made on or about the fifteenth business day. In order to allow the Bank more time to finalize its financial reports, the Board found it advisable to have additional time to declare and pay dividends. To provide this additional flexibility, the Plan amendment provides that, upon Board approval, such dividend will be declared quarterly or as otherwise determined by the Board in its discretion.

On May 26, 2009, the Bank received notice of approval of the amendment from the Finance Agency. Attached is a blacklined version of the amended Plan. The amended Plan will also be available on our website at fhlbi.com as of its effective date.

If you have any questions, please contact me at (317) 465-0480 or ckonich@fhlbi.com.

Sincerely,

/s/ CINDY L. KONICH

Cindy L. Konich

Senior Vice President, Chief Financial Officer